Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.62

GILEAD WORLD MARKETS, LTD. and PPG
TENOFOVIR DF MANUFACTURING SUPPLY AGREEMENT

THE PARTIES HEREBY ACKNOWLEDGE THE FOLLOWING:

THIS SUPPLY AGREEMENT (“Agreement”) is entered into as January 1, 2003 (the “Effective Date”), by and between  PPG-Sipsy S.A.S., a French company having a place of business at Z.I. la Croix Cadeau, B.P. 79, 49242 Avrille Cedex, France (“PPG”) and Gilead World Markets, Ltd., a company operating under the laws of the Cayman Islands, having its principal place of business at Queensgate House, South Church Street, PO Box 1234GT, Grand Cayman (“GWM”).   PPG and GWM may be referred to singly as “Party” and collectively as “Parties” in this Agreement.

                WHEREAS, PPG is a known manufacturer of active pharmaceutical ingredients with expertise in “cGMP” manufacturing, and GWM and its designees manufacture and market pharmaceutical products for human use, including tenofovir disoproxil fumarate 300 mg  (“Viread®”);

                WHEREAS, PPG and GWM desire to establish mutually agreeable terms for the commercial supply of tenofovir disoproxil fumarate (“Product”) as an active pharmaceutical ingredient by PPG to GWM.

                NOW, THEREFORE, in consideration of (i) PPG’s agreement to manufacture Product and supply to GWM for the monetary amounts set forth in this Agreement; (ii) the promises, covenants, agreements and other valuable consideration hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1.               AGREEMENT ACCEPTANCE: PPG has read and understands this Agreement and understands that it will govern PPG’s written acceptance of any order for or delivery of any Product.  All terms and conditions with respect to an order for Product proposed by PPG which are different from or in addition to this Agreement and are not agreed to in writing by GWM are expressly rejected by GWM, and shall not become a part of this Agreement or such order.  GWM has read and understands this Agreement and shall purchase the Product manufactured by PPG and pay for the supply of the Product in accordance with the terms and provisions of this Agreement.  With the exception of any Product delivery pursuant to the [*], and the [*], any delivery of Product after the Effective Date of this Agreement shall be governed by the terms of this Agreement.  Any modifications to this Agreement shall, prior to their implementation, be mutually agreed upon by the parties hereto and shall be made in accordance with Section 28.

Neither the General Sales Conditions of PPG nor the General Purchase Conditions of GWM shall apply to the supply of the Product by PPG to GWM.

2.               TERM:  The term of this Agreement shall begin as of January 1, 2003, and shall remain in effect until December 31, 2005 (the “Initial Term”), and thereafter for subsequent two-year renewal terms (each a “Renewal Term”), unless terminated at the end of the Initial Term or any Renewal Term by either Party with at least twelve (12) months prior written notice or unless otherwise terminated according to Section 12 “Termination” of this Agreement.

3.               SUPPLY:  During the term of this Agreement, PPG shall manufacture Product for GWM for use in Viread®.  During the term of this Agreement, PPG is obligated to manufacture Product at the location and in the quantities set forth herein.

a)              PPG will manufacture the Product for GWM only from its facility located at [*], or such other facilities as the Parties agree to in writing.

b)             During the Initial Term and any Renewal Term GWM will purchase and PPG shall deliver at least the quantities set forth in Exhibit A.   [*] will result in [*] to the [*] for such [*] the [*] the invoice for which will be issued in the calendar year for which the [*] of the [*] as described in Section 12, then [*] will be [*] to the quantities of Product ordered [*] such [*] in addition to [*] as described in Section 12.

c)              Forecasting:   On the first day of each [*] GWM shall provide to PPG the projected need for Product for [*] the [*] period commencing [*] from the date of forecast.  The quantities indicated in the first [*] period of the [*] projection will be an affirmative obligation for GWM to purchase, and an affirmative obligation for PPG to supply Product within the limits of [*]  The quantities indicated in the second [*] period of the [*] projection will be considered as a forecast only.   With the exception of calendar year 2003 for which [*], notwithstanding anything in this Agreement, PPG’s [*] in any given [*] period shall be [*] indicated in [*] in which the [*] period falls.

d)             Acceptance:  PPG shall respond to each order received from GWM within [*] calendar days of receipt.  The response shall include PPG’s inability to comply with, or confirmation of the delivery dates and quantities set forth in the order.

e)              Each shipment of Product hereunder will be delivered to a facility of GWM, or a GWM designee, and in such quantities as designated by GWM on its purchase order (the “GWM Purchase Order”), material transfer request, or by subsequent written instruction given by GWM and in accordance with the instructions for shipping and packaging included in such GWM Purchase Order (each facility so designated shall be a “GWM Location”). Any other additional terms and conditions provided on such GWM Purchase Orders shall not apply as the terms and conditions of this Agreement shall apply alone.

f)                If PPG is unable to supply sufficient quantities of the Product to meet either its minimum obligations under Section 3(b), or any GWM Purchase Order (whether or not accepted by PPG), or should either Party perceive that a shortfall in delivery of Product by PPG is likely to occur for any reason, the Parties shall discuss appropriate steps to alleviate such a shortfall[*].  GWM shall have the right [*].  Any quantities [*] to meet such a shortfall shall be [*] and [*] in which the shortfall occurs.  If GWM must [*] a [*] any costs beyond the Base Price, as agreed by the Parties and as described in Exhibit B, for the shortfall quantity, but limited to a total cost of not more than [*] of the Base Price. Repeated shortfalls may be considered a material breach of this Agreement, as described in section 12 of this Agreement.

g)             If release and/or shipment of any quantity is delayed after PPG has accepted an order, through the fault of PPG, by more than [*] the quantity shall be considered a shortfall, and treated as above in Section 3(f).  If such delay is caused by GWM, GWM shall make [*] to remediate the fault as soon as reasonably practicable.

4.               GOOD MANUFACTURING PRACTICES: PPG expressly warrants that all goods covered by this Agreement will be manufactured in accordance with current good manufacturing practices (“cGMP”) as established by the United States Food and Drug Administration (the “FDA”), and the European Agency for Evaluation of Medicinal Products (“EMEA”) for the manufacture of pharmaceutical materials, as well as other applicable rules and regulations of the FDA, EMEA, and other governmental or regulatory agencies of the United States or the European Union.  Each Party shall promptly notify the other of any new instructions or specifications required by the FDA, the Federal Food, Drug and Cosmetic Act, the Federal Public Health Service Act or other applicable rules and regulations of the United States or the European Union, and shall confer with each other with respect to the best means to comply with such requirements and shall allocate any costs of implementing such changes on an equitable basis.  Upon written request of GWM, PPG will permit representatives of GWM to observe such manufacture, or any government inspection of PPG’s manufacturing process for the Product, at mutually agreeable times and PPG shall permit GWM to inspect copies of PPG’s manufacturing records, including its batch records, for the purposes of assuring Product quality and compliance with agreed-upon manufacturing procedures.

5.               MANUFACTURING PROCESS AND BATCH RELEASE TESTING: GWM shall make available to PPG, free of charge, all such know-how, information, and technical assistance if needed by PPG so as to allow PPG to manufacture TENOFOVIR DF (the “Product”) to the standard of GWM as will be more precisely described by GWM in writing to PPG before the start of manufacturing of the Product.  PPG shall manufacture the Product in conformance with the specifications (the “Specifications”) set forth in the Gilead Sciences Tenofovir DF Contract Manufacturing Manual which is in effect on the Effective Date of this Agreement, and as thereafter amended (the “Contract Manufacturing Manual”), and according to the manufacturing process description as set forth in the Contract Manufacturing Manual.  PPG shall test each batch of Product for conformance to the specifications according to the Standard Test Methods as set forth in the Contract Manufacturing Manual.

6.               RAW MATERIALS: Raw materials used in the manufacture of Product will conform to the specifications set forth in the Contract Manufacturing Manual (the “Raw Material Specifications”) and such conformance will be verified in accordance with the testing standards and procedures specified therein.  PPG agrees that it will facilitate changes to the Raw Material Specifications that are necessary or appropriate in light of FDA or other regulatory requirements.  PPG shall not be liable hereunder if the raw materials meet the Raw Material Specifications and the Product fails to meet the Specifications because the raw material specifications are inadequate.

7.               CHANGE IN MANUFACTURING PROCESS: PPG shall obtain GWM’s prior written approval before implementing any planned change in the materials, equipment, process, or procedures used to manufacture the Product that would constitute a change under cGMP, would impact the validation status of the process, or would constitute noncompliance with the manufacturing process set forth in the Contract Manufacturing Manual.  PPG shall disclose all proposed changes in such manufacturing materials, equipment, process, or procedure to GWM at a level sufficient to allow GWM to practice such changed manufacturing process.  GWM shall notify PPG in writing with reasonable notice of any change in the materials, equipment, process, analytical methods, specifications, or procedures to be used in the manufacture of the Product whether such changes are to be reflected as updates to the Contract Manufacturing Manual or otherwise.  PPG shall provide GWM with an authentic copy of the current Master Batch Record for the preparation of the Product.

The cost of implementing any amendment or change of whatever nature to the procedures or specifications described in the Contract Manufacturing Manual as it exists on the Effective Date of this Agreement, as well as any extra costs resulting from the implementation of such change, shall be borne by [*] through an [*] which the Parties shall negotiate in good faith.

8.               PROCESS IMPROVEMENTS: [*] agrees to communicate promptly to [*] any idea and substantial improvement (patented or unpatented) made or developed solely or jointly by [*] arising from its activities under this Agreement and relating to the processing or manufacture of the Product (“Improvement”).  All rights and title to Improvements that have no foreseeable uses other than those related to the processing or manufacture of the Product shall be assigned to [*], which shall have only the right to utilize such Improvements in the manufacture of the Product.  All rights and title to Improvements (patented or unpatentable) that have applications other than those related to the processing or manufacture of the Product and that do not contain specific know-how of [*] developed prior to the Effective Date, shall be assigned to [*], which shall have only the right to utilize such improvements in the processing and manufacture of the Product and any structurally related Gilead pharmaceutical compound. [*] grants to [*] a royalty-free worldwide exclusive license limited to processing or manufacture of the Product and any structurally related Gilead pharmaceutical compound for Improvements that have applications other than those related to the processing or manufacture of the Product, but do not contain specific [*] know-how developed prior to the Effective Date. If [*] contracts out the processing or manufacture of the Product, or structurally related Gilead pharmaceutical compounds to any third party, any Improvement may be disclosed to such contract manufacturer but rights to use the same shall be restricted to the processing and manufacture of the Product, or structurally related Gilead pharmaceutical compounds, and the Parties hereto will discuss in good faith an appropriate remuneration to [*] before implementing any such disclosure to said third party.

9.               QUALITY CONTROL SAMPLE AND DOCUMENTATION: Manufacture of the Product shall at all times be in strict conformance with the Specifications and such conformance will be verified in accordance with the testing procedures specified therein.  Prior to the delivery of any batch of Product, PPG shall provide GWM with (i) a quality control sample of such to be held by GWM for analytical reference, (ii) written confirmation that the batch records for such batch have been reviewed and approved by PPG’s quality assurance unit (Certificate of Compliance), and (iii) a Certificate of Analysis confirming that such batch meets Specifications.  Quality control sampling, unless otherwise specified by GWM in writing, shall be in accordance with the most current Drug Substance Sampling/Testing Plan contained in the Contract Manufacturing Manual.

10.         QUANTITY AND PRICE: Subject to adjustment as provided in this Agreement, GWM shall pay to PPG the prices in Exhibit B.  Using Exhibit B, “Invoice” price is set on [*] of each calendar year for the subsequent calendar year using the [*] plus the forecast given by GWM for the second [*] in accordance with Section 3.c. Adjustment will be made [*] based on [*] such year, with a corresponding [*] of that calendar year based on the [*].

PPG agrees that if process improvements are discovered and mutually agreed upon in accordance with Sections 7 and 8, and which have a material effect on Product manufacturing cost, the Parties will negotiate in good faith [*].

11.         SHIPPING, BILLING AND PAYMENT: Unless otherwise agreed by the Parties in writing, all shipments shall be shipped [*] (Incoterms 2000), pursuant to written instructions provided by GWM to PPG.  However, [*] shall be responsible for the [*].  PPG will package and ship the Products in accordance with PPG’s customary practices for pharmaceutical compounds, unless otherwise specified by GWM.  Within [*] calendar days of receipt of such shipping instructions from GWM, PPG shall ship the invoiced amount of Product to its destination.  All invoices from PPG to GWM covering Product shipped to GWM shall be stated, and all payments to PPG by GWM shall be made in Euros.  Payments due to PPG shall be made by wire transfer to the bank account of PPG of which PPG shall advise GWM from time to time.  The invoices will be issued upon completion of the batches and issuance of the applicable quality control sample/s in accordance with Section 9.  PPG’s invoice shall be paid by GWM not later than [*] calendar days following the later of (i) the receipt of the applicable invoice, or (ii) receipt of the Certificate of Analysis and Certificate of Compliance.  Any invoiced amount which is not paid within [*] of its due date shall be assessed a late payment fee at the rate of [*] or the maximum rate permitted by applicable law with respect to such obligations, whichever is less.  At [*] credit terms can be adjusted [*] as justified by [*].

12.         TERMINATION:  Either Party may terminate this Agreement for a material breach by the other Party. A material breach may be encountered if either Party: (a) repudiates or breaches a substantial term of this Agreement; or (b) fails to perform services or deliver goods as provided in this Agreement.  Termination under this section must be performed by giving the breaching Party written Notice, specifying the circumstances of the breach, including the provisions of this Agreement that are breached. The breaching Party, if such a breach has indeed occurred, has thirty (30) calendar days to cure such breach of this Agreement.

If the breach has not been cured at the end of the thirty (30) calendar day period or if the breaching Party is not making diligent, good faith efforts to cure such breach, then, upon immediate Notice to the breaching Party, the breaching Party shall be in default and the non-breaching Party may terminate this Agreement.  If the breaching Party is making diligent, good faith efforts to cure such breach, the breaching Party shall be granted an additional thirty (30) calendar day period to cure said breach. Unless the termination is on the grounds of a material breach resulting directly from PPG’s fault in the performance of its obligations under this Agreement, GWM shall purchase raw material and intermediates at PPG’s actual cost and inventories of the Product at the purchase price then in effect according to provisions of Appendix B hereto as amended during the performance of this Agreement.  Otherwise, GWM shall have the right, but not the obligation, to purchase such raw materials, intermediates and inventories of the Product pursuant to Section 10 as GWM may determine in its sole discretion.

In the event that either Party becomes bankrupt, the other Party may, with immediate Notice to the first Party, terminate the Agreement with no liabilities whatsoever, subject to relevant legislation and provisions herein contained.

GWM may terminate this Agreement in whole or in part at any time by giving thirty (30) days written notice to PPG, if GWM, in its sole discretion, determines that it will no longer develop or market Viread® in any of its markets, or if any Regulatory Authority puts a clinical hold on Product or Viread® or withdraws approval of the manufacture or marketing of Viread®.  GWM may terminate this Agreement if any Regulatory Authority that regulates Product or Viread® takes any action the result of which is to prohibit the manufacture, sale or use or any similar action of Viread® or any raw material contained therein or to impose significant restriction on the manufacture, sale or use or any similar action of Viread®.  Should GWM terminate this Agreement due to the reasons contained in this Article, PPG shall take reasonable measures to cease any ongoing production and limit further expenses associated with such ongoing production.  GWM shall purchase raw material and intermediates at PPG’s actual cost and inventories of the Product at the purchase price then in effect according to provisions of Appendix B hereto as amended during the performance of this Agreement, and will reimburse PPG for reasonable expenses incurred by PPG with respect to the remainder of said GWM Purchase Order prior to the effective date of the termination.

Except as otherwise set forth in this Agreement, termination of this Agreement shall not release any Party hereto from any payment, liability or other obligation existing at the date of termination.

13.  LIMITED WARRANTY: PPG warrants that Product delivered hereunder will (i) be manufactured by PPG in accordance with cGMP and other applicable FDA, EMEA, and other rules and regulations of the United States or the European Union, (ii) be manufactured in accordance with the agreed-upon manufacturing procedures described in the master batch records supplied to GWM in accordance with the provisions of Section 7, as may be modified and disclosed to GWM in accordance with the provisions of Section 7, (iii) conform to the  Specifications set forth in the  Contract Manufacturing Manual at the time of Product manufacture, and (iv) be provided in compliance with all applicable laws and regulations as more fully set forth in Section 4 above.  GWM’s remedies and PPG’s liability with respect to these warranties are set forth below.  These are the only representations or warranties PPG makes and all other express or implied warranties, under statute or arising otherwise in law from a course of dealing or usage of trade, including without limitation, any other warranty of fitness for a particular purpose or use, are disclaimed by PPG.  If any Product fails to conform to the warranties herein, PPG’s exclusive obligation and GWM’s (or GWM’s affiliates’) exclusive remedy (subject to SECTIONS 12 and 17) shall be as set forth in Section 14.  Except as provided in the immediately preceding sentence, in no event will PPG be liable under any theory of recovery (whether based on negligence of any kind, strict liability or tort) for any direct, indirect, special, incidental, or consequential damages in any way related to, arising from or resulting from any use made of the Product.  Nothing in this Section 13 is intended as a limitation of indemnification obligations of PPG pursuant to Section 15, or the recall obligations of PPG under section 17.

14.         REJECTION:  GWM may reject Product delivered by PPG for failure to comply with the warranties in Section 13 by giving PPG written notice, upon which the Parties will cooperate to determine whether rejection was necessary or justified.  PPG will notify GWM promptly as to whether it accepts GWM’s basis for any rejection.  If the Parties disagree whether the Product batch did not comply with the warranties, they will submit a sample of such Product batch and applicable documentation to a mutually acceptable independent third party laboratory.  Such third party laboratory shall determine whether such Product batch conforms with the warranties, and such determination shall be final, binding and determinative as to whether rejection of such Product batch was justified.  The Party against whom the third party tester rules shall bear all costs of the third party testing.  If GWM has given notice of rejection, at GWM’s request PPG shall use best efforts to replace such rejected Product.  If the third party tester rules that a rejected batch meets the warranties, GWM will purchase such batch, irrespective of whether PPG has already replaced it.  If PPG accepts GWM’s basis for rejection or the third party tester rules that a rejected batch did not meet the warranties, PPG will not charge GWM for such batch or for shipping, insurance or freight costs therefor, or shall promptly refund any such amounts already paid by GWM.  At its election, GWM may [*], until and unless it is finally determined that the batch complied with the warranties in Section 13.

15.         INDEMNIFICATION BY PPG: PPG agrees to indemnify, hold harmless and defend GWM and GWM’s directors, officers, employees and agents, and the directors, officers, employees and agents of any GWM parent, subsidiary, or related company (the “GWM Indemnitees”) from and against any and all losses, liabilities, judgments, damages, costs, reasonable fees, and expenses, including reasonable attorneys’ fees (collectively, “Losses”) resulting from any third party claim, demand, action, suit or proceeding (collectively, “Third Party Claim”) arising out of (i) PPG’s manufacture of Product which fails to comply with PPG’s obligations under this Agreement, (ii) the transportation, storage or use of the Product by PPG while the Product is in its control, or (iii) any negligent or wrongful act or omission of PPG or any PPG Indemnitee relating to this Agreement, including without limiting the generality of the foregoing any Losses whatsoever with respect to Third Party Claims of death or injury to person or damage to property, provided that GWM provides PPG with prompt notice of any such Third Party Claim and the exclusive ability to defend (with the reasonable cooperation of GWM) or settle any such Third Party Claim, except to the extent that PPG has a right of indemnification or defense with respect to any such Loss or Third Party Claim pursuant to Section 16.

16.         INDEMNIFICATION BY GWM: GWM agrees to indemnify, hold harmless, and defend PPG and PPG’s directors, officers, employees and agents, and the directors, officers, employees and agents of any PPG parent, subsidiary, or related company (the “PPG Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising out of (i) the [*] relating to the manufacture of the Product made available by GWM to PPG, (ii) possession, use, transformation, or sale of the Product by any person other than a PPG Indemnitee, or (iii) any negligent or wrongful act or omission of GWM or any GWM Indemnitee relating to this Agreement, including without limiting the generality of the foregoing any Losses whatsoever with respect to Third Party Claims of death or injury to person or damage to property, provided that PPG provides GWM with prompt notice of any such Third Party Claim and the exclusive ability to defend (with the reasonable cooperation of PPG) or settle any such Third Party Claim, except to the extent that GWM has a right of indemnification or defense with respect to any such Loss or Third Party Claim pursuant to Section 15.

17.         RECALLS AND ADVERSE EVENTS: If there is a recall or there are adverse events for Product that may be related to the processing or manufacture of Product by PPG, PPG shall provide at GWM’s cost any assistance reasonably requested by GWM in connection with such recall or adverse events. If Product is recalled due to a breach of the warranty in Section 13, PPG shall be responsible for reasonable out-of-pocket expenses incurred in connection with such recall or seizure including loss of Viread®, notification, transportation, destruction expenses and replacement costs[*].

18.         NO IMPLIED LICENSES: No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark or other intellectual property rights of the other in connection with the performance of the work covered by this Agreement.

19.         INDEPENDENT CONTRACTORS: Each Party hereto shall act as an independent contractor and nothing in this Agreement shall be construed as to give either Party the authority to act for, bind, or commit the other Party in any way whatsoever.

20.         FORCE MAJEURE: Neither Party shall be liable for failure to perform or for delay in performing any of its obligations under this Agreement, if such failure or delay is caused by lack of supply of materials through no fault of such Party, an act of God, riot, fire, explosion, flood, hostilities of war, executive legislation or administrative order, or other conditions reasonably beyond the control of such Party, provided that the Party experiencing the delay promptly notifies the other Party of the delay and uses and continues to use best efforts to overcome such cause.  If such cause shall continue for a period of three (3) months and is not overcome by the Party whose performance is affected, the Party not subject to the force majeure may cancel this Agreement without liability from the date of expiration of such period, except as provided in Section 12. Specifically excluded from this provision is any interference, caused by strike or lockout, of the ability of PPG to perform any of its obligations.  PPG shall inform GWM of such interference, its extent and duration, without delay.  Any interference, caused by strike or lockout, of the ability of PPG to perform its obligations for more than thirty (30) days shall constitute a shortfall, as per Sections 3(f) and 3(g) of this Agreement.

21.         NONASSIGNABILITY: Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that: (a) GWM may make such an assignment or transfer without the other Party’s consent if such assignment or transfer is to a successor to substantially all of the business of GWM relating to the Product, whether in a merger, sale of stock, sale of assets, or other similar transaction, and (b) PPG may make such an assignment or transfer without prior written consent, provided that in such event GWM shall have the option to terminate this agreement at any time, with a minimum of 3 months written notice prior to termination.  Such termination shall leave GWM without liability beyond the value of raw materials and intermediates in inventory, and work in progress, on the date of termination.  Any assignment or transfer or attempted assignment or transfer by either Party in violation of the terms of this Section 21 shall be null and void and of no legal effect.  In the case of any permitted assignment or transfer of or under this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators, and assigns of the Parties hereto.

22.         GOVERNING LAW: This Agreement are made in accordance with and shall be governed by and construed, interpreted, enforced, and applied under the laws of France, excluding its choice of law rules and excluding the United Nations’ Convention on Contracts for the Sale of Goods.  Should any part of this Agreement be in conflict with any applicable law, all other provisions of this order shall remain in force and the Parties hereto shall mutually and in good faith modify the invalid or unenforceable provisions so as to maintain essentially the spirit hereof and the original will of the Parties.

23.         SEVERABILITY: In the event any term of this Agreement is held to be invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such term shall be deemed modified or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the valid or enforceable portion thereof and the remaining terms of this Agreement will remain in full force and effect, unless the invalid or unenforceable provisions are of such essential importance to this Agreement that it is reasonably assumed that the Parties would not have entered into this Agreement without the invalid terms.

24.         WAREHOUSING: After ownership of the Product has transferred to GWM and upon agreement by both Parties, PPG agrees to hold supplies of the Product at PPG’s facility [*], until further shipping instructions are available from GWM.  Storage of the Product shall be in accordance with cGMP and other applicable FDA, EMEA, and other rules and regulations of the United States, and the European Union.  [*] shall bear the cost of any insurance against loss of the Product while it is maintained at PPG’s facility. GWM will make all appropriate efforts to move the Product from PPG’s facility in a reasonable period of time.

25.         NOTIFICATION POLICY: The terms and conditions of the [*] shall apply the processing and manufacture of Product under this Agreement, with GWM to be substituted for [*] for such purposes.

26.         NOTICES: All notices under this Agreement shall be in writing and shall be delivered personally, sent for next day delivery by internationally recognized courier service or transmitted by facsimile (transmission confirmed), with confirmation by next day delivery by an internationally recognized courier service, to the following addresses and facsimiles of the respective Parties or such other address or facsimile as is notified pursuant to this Section 26:

If to GWM:	With a copy to:

Gilead World Markets, Ltd. Queensgate House South Church Street PO Box 1234GT Grand Cayman Attention: Gregg H. Alton, Director Facsimile: [*]	Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA Attention: Associate Director, Chemical Manufacturing Facsimile: [*]

If to PPG:	With a copy to:

PPG-Sipsy Z.I. la Croix Cadeau B.P. 79 49242 Avrille Cedex, France Attention: European Operations Manager Fax: [*]	PPG Industries, Inc. One PPG Place, 36 E Pittsburgh, PA 15272 USA Attention: General Manager, Fine Chemicals Fax: [*]

27.         CONFIDENTIALITY: “Confidential Information” means all proprietary or confidential information, data, know-how, results, trade secrets, techniques, inventions, ideas, process, formulas, drawings, or diagrams disclosed by one Party to the other Party in the course of negotiating or performing under this Agreement, whether or not marked or identified as confidential or proprietary, and GWM’s Confidential Information shall include all “Confidential Information” of Gilead Sciences, Inc. as defined in and disclosed to PPG’s predecessor in interest pursuant to the Confidential Disclosure Agreement made and effective as of January 1, 1998 by and between Gilead Sciences, Inc. and PPG-Sipsy (as successor in interest to Sipsy Chimie Fine S.C.A.), except for any such information that (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, its employees or contractors in breach hereof, generally known or available; (ii) is known by the receiving Party at the time of receiving such information, as evidenced by its contemporaneous written records; (iii) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (iv) is independently developed by the receiving Party without reference to such Confidential Information, as shown by independent, contemporaneous, written records.  During the term of this Agreement, [*], each Party will maintain all Confidential Information of the other Party received by it under this Agreement in confidence and, without prior written permission of the other Party, shall not disclose any such Confidential Information of the other Party to any third party or use any such Confidential Information for any purposes or to an extent other than as necessary or permitted for performance under this Agreement. The Parties shall disclose Confidential Information of the other Party only to its employees, agents, consultants, affiliates, or sublicensees who need such information for performance under this Agreement and who are subject to binding obligations to hold in confidence and not make use of such Confidential Information of the other Party for any purpose other than those permitted by this Agreement, that are at least as restrictive as those of this Section 27.  Each Party will protect the confidentiality of the other Party’s Confidential Information using the same standard of care as it uses to protect its own confidential information of a similar nature, but no less than reasonable care.  Each Party will notify the other Party promptly upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

                        Notwithstanding any other provision of this Agreement, each Party (or its affiliate, if applicable) may disclose Confidential Information if such disclosure: (i) is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the receiving Party shall first have given notice to the other Party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued; (ii) is otherwise required by governmental law, rule or regulation, including without limitation rules or regulations of the U.S. Securities and Exchange Commission, or by rules of the National Association of Securities Dealers; provided, however, that the receiving Party shall first have given notice to the other Party hereto in order to allow such Party the opportunity to seek confidential treatment of the Confidential Information; or (iii) is otherwise necessary to prosecute or defend litigation, comply with applicable governmental regulations, make governmental patent or regulatory filings, or otherwise enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary for such enforcement.

                        If this Agreement terminates or expires, each Party will, at the other Party’s election, promptly return or destroy all Confidential Information received by it from the other Party and shall certify in writing to such other Party the completion thereof.

28.         ENTIRE AGREEMENT; AMENDMENTS: This Agreement together with the attachments, exhibits, or supplements specifically referenced in this Agreement constitutes the entire, final, complete, and exclusive agreement between the Parties and supersedes all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified, amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by a duly authorized representative of each Party. SUBJECT TO SUCH AMENDMENT, THE TERMS AND CONDITIONS SET FORTH HEREIN CONSTITUTE THE FINAL COMPLETE, EXCLUSIVE, AND ENTIRE AGREEMENT BETWEEN GWM AND PPG WITH RESPECT TO THE SUBJECT MATTER HEREOF.  ANY TERM OR CONDITION IN ANY AGREEMENT, CONFIRMATION, OR OTHER DOCUMENT FURNISHED BY GWM OR PPG WHICH IS IN ANY WAY INCONSISTENT WITH THE TERMS SET FORTH HEREIN IS HEREBY EXPRESSLY REJECTED.

29.         INSURANCE: Each party shall maintain at is own cost insurance policies with respect to its activities and obligations under this Agreement that are commercially reasonable as to terms, coverage and coverage limits in view of the scope of such party’s activities and obligations under this Agreement.  At the other party’s request, each party will supply certificates of insurance evidencing such coverages.

30.         SURVIVAL: The provisions of Sections 8, 12 (with respect to the last sentence only), 13, 14, 15, 16, 17, 18, 19, 22, 23, 26, 27, 28, 29 and 30 shall survive the termination or expiration of this Agreement.

GILEAD WORLD MARKETS, LTD.

By:	/s/ Mark L. Perry

Name:	Mark L. Perry

Date:	January 2, 2003

Title:	Managing Director

Accepted and Acknowledged by:

PPG-SIPSY

By:	/s/ Rene DeVaumas

Name:	Rene DeVaumas

Date:	December 18, 2002

Title:	President, PPG-Sipsy

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

Tenofovir DF Purchase Quantities

Calendar Year

Minimum GWM Purchase

2003	[*]
2004	[*]
2005 and beyond	[*]

Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B:

Tenofovir DF Base Prices

Annual volume, Metric Tons

Base Price (Euros per kg)

[*]	[*]
[*]	[*]

Using the above table “Invoice” price is set on [*] of each calendar year for the subsequent calendar year using the [*] plus the forecast given by GWM for the second [*] in accordance with Section 3(c). Adjustment will be made [*] based on [*] such year, with a corresponding [*] of that calendar year based on the [*].

[*]